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EXHIBIT 99.2

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Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-2585

GREAT CANADIAN GAMING CORPORATION ENTERS INTO AGREEMENT IN PRINCIPLE FOR THE PURCHASE OF FLAMBORO DOWNS FROM MAGNA ENTERTAINMENT CORP.

        July 6, 2005, Aurora, Ontario, Canada and Richmond, British Columbia—Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.SV.A) and Great Canadian Gaming Corporation ("Great Canadian") (TSX: GCD) today announced that they have entered into an agreement in principle under which Great Canadian will acquire all of the outstanding shares of Ontario Racing Inc., a wholly owned subsidiary of MEC. Ontario Racing Inc. owns and operates Flamboro Downs, a standardbred racetrack, and siteholder for slot machines operated by the Ontario Lottery and Gaming Corporation, in Flamborough, Ontario. The proposed sale is subject to required regulatory approvals, the completion of customary due diligence, and the negotiation of a definitive purchase and sale agreement. Under the terms of the agreement in principle, Great Canadian will pay to MEC aggregate consideration of Cdn$50 million and US$23.6 million in cash and by the assumption of existing debt.

        "We are pleased to establish a relationship with Great Canadian and we look forward to developing a long term relationship to the mutual benefit of both our companies. We have agreed with Great Canadian that we will continue to have the use of the Flamboro signal, and we will work with them to include other Great Canadian tracks within the MEC distribution network. Flamboro is a great track with excellent people, but its divestiture allows MEC to focus resources on a strategic goal of delivering prime racing content, developing our US gaming potential, and expanding our signal delivery and wagering capability within North America and internationally," stated W. Thomas Hodgson, President and Chief Executive Officer of MEC.

        "We see Flamboro as an excellent fit for our company as we continue to expand into the central and eastern regions of Canada. We are excited about the mutual benefits of a relationship with MEC, particularly given their history of success in the horseracing industry," stated Anthony R. Martin, President and Chief Operating Officer of Great Canadian.

About Flamboro Downs

        Flamboro Downs, located just 45 miles from Toronto, occupies approximately 230 acres in the town of Flamborough, Ontario. Offering year-round live harness racing five days a week, and daily simulcast wagering on-track and at 4 teletheatres/off-track betting (OTB) locations, Flamboro Downs boasts the third highest revenues of racetracks in the province of Ontario. The facility has provided its guests with first class entertainment for more than 20 years, and features a complement of 752 slot machines.

About Great Canadian Gaming Corporation

        Great Canadian, home to more than 5,100 employees, is a multi-jurisdictional gaming and entertainment operator with operations in British Columbia, Nova Scotia, Ontario and Washington State. Great Canadian operates casinos, thoroughbred and standardbred racecourses, a community gaming centre and various food and beverage and entertainment facilities.

About Magna Entertainment Corp.

        MEC is North America's largest owner and operator of horse racetracks, based on revenue. It develops, owns and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBetR, a national Internet and telephone account wagering system, and Horse Racing TV™, a 24-hour horse racing television network, as well as RaceONTV and Magnabet internationally.

For more information contact:

For Magna Entertainment Corp.:

Brian J. Budden
Vice President, Corporate Development
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario L4G 7K1
Telephone: (905) 726-7076
Website: www.magnaent.com

For Great Canadian Gaming Corporation:

Thomas N. Bell
Vice President, Corporate Development and Investor Relations
Great Canadian Gaming Corporation
250-13775 Commerce Parkway
Richmond, British Columbia V6V 2V4
Telephone: (604) 303-1000
Facsimile: (604) 279-8605
Website: www.gcgaming.com

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  EXHIBIT 99.2